    FIRST AMENDMENT TO LANDLORD’S CONSENT TO SUBLEASE
THIS FIRST AMENDMENT TO LANDLORD’S CONSENT TO SUBLEASE (this “Consent Amendment”) is dated as of September 1, 2025, and is entered into by and among 1430 SOUTH LOOP OWNER, LLC, a Delaware limited liability company (“Landlord”), SENTI BIOSCIENCES, INC., a Delaware corporation (“Sublandlord”), and GENEFAB, LLC, a Delaware limited liability company ("Subtenant"), who enter into this Consent Amendment based upon the following facts and recitals:
RECITALS
    A.    Landlord and Sublandlord are parties to that certain Research and Development and Laboratory Lease Agreement dated as of June 3, 2021 (the “Original Master Lease”), as amended by that certain Letter Amendment dated as of June 3, 2021 (the “2021 Letter Agreement”), and as further amended by that certain First Amendment to Lease entered into as of even date herewith (the “First Lease Amendment”). The Original Master Lease, as amended by the 2021 Letter Agreement and the First Lease Amendment, is referred to collectively as the “Master Lease.” Pursuant to the Master Lease, Landlord leases to Sublandlord certain interior space containing approximately 91,910 rentable square feet (“RSF”), consisting of the entire rentable area of the building commonly known as 1430 Harbor Bay Parkway, Alameda, California (the “Building”) (such space, the “Premises”).

    B.    Sublandlord and Subtenant entered into that certain Sublease dated as of August 7, 2023 (the “Original Sublease”), pursuant to which Sublandlord subleased to Subtenant the entirety of the Premises (the “Subleased Premises”). The Original Sublease was consented to by Landlord pursuant to that certain Landlord’s Consent to Sublease dated as of August 7, 2023 (the “Original Consent”), by and among Landlord, Sublandlord, and Subtenant. The Original Consent, as amended by this Consent Amendment, is referred to collectively as the “Consent”.

    C.    This Consent Amendment is being executed concurrently with (a) the First Lease Amendment, pursuant to which, among other things, the RSF of the Premises (and, correspondingly, the Subleased Premises) is reduced to 45,955 RSF, and (b) that certain First Amendment to Sublease between Sublandlord, as sublandlord, and Subtenant, as subtenant, dated as of even date herewith (the “First Sublease Amendment”), which provides for a corresponding reduction in the RSF of the Subleased Premises. The Original Sublease, as amended by the First Sublease Amendment, is referred to collectively as the “Sublease.”

    D.    In connection with the execution of the First Lease Amendment and the First Sublease Amendment, the parties are amending the Original Consent upon and subject to the terms and conditions set forth in this Consent Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and the mutual covenants and agreements set forth in this Consent Amendment, Landlord, Sublandlord, and Subtenant agree as follows:
1.Consent. Landlord hereby consents to the First Sublease Amendment upon and subject to the terms and conditions of the Consent (as amended hereby). Section 23 of the Original Consent is deleted in its entirety and of no further force or effect.
2.Reduction & Recognition Fee; Condition Precedent.
    (a)    In consideration of Landlord agreeing to (i) reduce the RSF of the Premises (and, correspondingly, the rent payable by Sublandlord under the Master Lease) and (ii) recognize Subtenant’s subtenancy as a direct tenancy with Landlord under certain circumstances, and as a condition precedent to the effectiveness of this Consent Amendment, Sublandlord or Subtenant shall pay to Landlord One Million Dollars ($1,000,000) (the “Reduction & Recognition Fee”) on or before April 30, 2026 (the “R&R Fee Deadline”), time being of the essence.
    (b)    If the Reduction & Recognition Fee is not received by Landlord on or before the R&R Fee Deadline for any reason, this Consent Amendment shall be null and void ab initio and of no force or effect. Sublandlord and Subtenant each acknowledges and agrees that time is of the essence with respect to payment of the Reduction & Recognition Fee and assume all risk of non-payment, delay, or failure of delivery.
3.Recognition. Section 14 of the Original Consent is hereby deleted in its entirety and replaced with the following:
    (a)    Upon the occurrence of a Recognized Lease Termination (as defined below), so long as the Sublease is then in full force and effect and Subtenant is not in default thereunder beyond any applicable notice or cure periods, Landlord and Subtenant acknowledge and agree that (i) subject to the terms of the Consent (as amended hereby) and the Direct Lease (as defined below), Landlord shall not disturb, terminate, or evict Subtenant's possession of the Subleased Premises, and (ii) upon Subtenant delivering to Landlord a letter of credit satisfying the requirements of the Master Lease (which shall be in the required amount of $760,000.00 pursuant to the terms of the First Lease Amendment following Landlord’s draw thereon in the amount of $2,000,000.00), there shall be deemed to be a direct lease between Landlord and Subtenant (“Direct Lease”) upon all the terms and conditions set forth in the Master Lease as if Subtenant were the “Tenant” under the Master Lease notwithstanding any terms to the contrary set forth in the Sublease, but subject to the terms hereof. In the event that Subtenant shall be in default under the Sublease beyond any applicable notice or cure period at the time of a Recognized Lease Termination, Landlord may, in its sole and absolute discretion, waive such default as a contingency to the foregoing terms of this Section 3(a). For purposes hereof, a “Recognized Lease Termination” shall mean (A) a termination of the Master Lease due to a default by Sublandlord (not caused, in turn, by Subtenant), or (B) a termination of the Master Lease in connection with a bankruptcy of Sublandlord.

    (b)    Upon the creation of the Direct Lease in accordance with the terms and conditions hereof, Subtenant will, upon and subject to the terms and conditions of the Direct Lease, immediately thereafter make all payments due under the Direct Lease directly to Landlord to such place as Landlord may designate in writing.
    (c)    Upon the creation of the Direct Lease in accordance with the terms and conditions hereof, Landlord and its respective assignees shall not be:
    (i)     Liable for any act or omission of Sublandlord, or its successors or assigns.
    (ii)    Responsible to Subtenant for the performance of any covenant or obligation under the Sublease.
    (iii)    Subject to any offsets or defenses which Subtenant might have as to Sublandlord, or its successors or assigns, or to any claims for damages against Sublandlord, or its successors or assigns.
    (iv)    Obligated to fund to, or for the benefit of, Subtenant, any tenant improvement allowance or refurbishment allowance or other allowances under the Sublease.
    (v)    Required or obligated to credit Subtenant with any rent or additional rent paid by Subtenant to Sublandlord unless actually received by or credited to Landlord.
    (vi)    Bound to or liable for refund of all or any part of any security deposit or other security, if any, deposited by Subtenant with Sublandlord or owed by Subtenant to Sublandlord unless actually received by Landlord.

    (d)    Neither the Consent (as amended hereby), nor anything in the Sublease or in any modifications or amendments thereto shall, prior to the creation of the Direct Lease in accordance with the terms hereof, operate to give rise to or create any liability of Landlord to Subtenant or, except as concerns Section 2 above only, give rise to or create direct contractual privity of any kind between Landlord and Subtenant. For clarity, subsections (c)(i) and (ii) above shall not apply to any acts or omissions of Landlord or its assignees occurring after the date that Landlord succeeds to Sublandlord’s interest in the Sublease (the “Succession Date”), and Landlord’s liability shall be limited to the effects of its own acts or omissions from and after the Succession Date, in each case subject to the terms and conditions of the Direct Lease.
    (e)    Upon either party’s written request given at any time after the creation of the Direct Lease in accordance with the terms hereof, Subtenant (as tenant) and Landlord (as landlord) agree to execute a lease for the Subleased Premises upon the terms and conditions set forth in the Consent (as amended hereby) and in the Master Lease, including Section 12(e) thereof.

4.Subtenant IPO.
5.    (a)    Direct Lease Upon IPO. If Subtenant completes a listing of its capital stock on any nationally recognized securities exchange, whether through an initial public offering, a direct listing, or a business combination with a special purpose acquisition company (SPAC), Landlord agrees, subject to the conditions set forth below, to enter into a Direct Lease with Subtenant on all of the terms and conditions of the Master Lease as if Subtenant were the tenant under the Master Lease, in lieu of the Master Lease between Landlord and Sublandlord, provided that:
    (i)    The Sublease is in full force and effect, and Subtenant is not in default thereunder beyond any applicable notice or cure periods;
    (ii)    Subtenant delivers to Landlord a letter of credit satisfying the requirements of the Master Lease (which shall be in the required amount of $760,000.00 pursuant to the terms of the First Lease Amendment following Landlord’s draw thereon in the amount of $2,000,000.00); and
    (iii)    Sublandlord executes and delivers to Landlord a standalone guaranty in the form provided by Landlord (the “Guaranty”), guaranteeing all obligations of Subtenant as tenant under the Direct Lease.
        (b)    Effect of Direct Lease. Upon satisfaction of the conditions in Section 4(a):
    (i)     Subtenant shall be treated as a direct tenant under the Direct Lease;
    (ii)    Sublandlord shall cease to be a tenant under the Master Lease and shall have no further obligations thereunder except as expressly set forth in the Guaranty; and
    (iii)    Provided that all rent due and payable under the Master Lease has been fully paid by Sublandlord through the effective date of such substitution and Sublandlord is not in default under the Master Lease (irrespective of any applicable notice and cure period), Landlord shall return the letter of credit delivered on behalf of Sublandlord within thirty (30) days thereafter.
        (c)    For clarity, nothing in this Section 4 will be deemed to waive, limit, or modify any other provisions of the Master Lease, the Sublease, or the Consent except as expressly set forth herein.
6.CASp. Section 20 of the Original Consent is hereby restated in its entirety as of the date of this Consent Amendment.
7.Landlord Fees. Any fees or charges imposed by Landlord in connection with its preparation, negotiation and execution of this Consent Amendment shall be paid by Sublandlord as additional rent under the Master Lease.
8.Confidentiality. Sublandlord and Subtenant each shall not disclose the terms of this Consent Amendment to any third party. Notwithstanding the foregoing, each may disclose such information to its respective agents, accountants, attorneys, and lenders, or as required by applicable law, regulation, subpoena, or court order.
9.Miscellaneous.
(a)This Consent Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.
(b)Except as herein amended, terms and conditions of the Original Consent remain unchanged and in full force and effect.
(c)In the case of any inconsistency between the provisions of the Original Consent and this Consent Amendment, the provisions of this Consent Amendment will govern and control.
(d)Capitalized terms used in this Consent Amendment have the same definitions as set forth in the Original Consent to the extent that such capitalized terms are defined therein and not redefined in this Consent Amendment. “Including” means “including but not limited to”.
(e)Each party hereto represents and warrants that the person signing on its behalf has the authority to execute and deliver this Consent Amendment on behalf of the party hereto for which such signatory is acting.
(f)This Consent Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Consent Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Consent Amendment signed by the other party to the same extent as if such party had received an original counterpart.
(g)Landlord grants Sublandlord and Subtenant a temporary, non-exclusive, revocable license to use the dock doors serving the area known as the “Reduction Space” solely in connection with Sublandlord’s and Subtenant’s use of the Subleased Premises. This license is personal to Sublandlord and Subtenant, creates no leasehold, easement, or other property right, and may be revoked by Landlord at any time upon written notice, including upon Landlord’s leasing or licensing of the Reduction Space to a third party or commencing construction or other work to prepare the Reduction Space for third-party occupancy. Upon revocation, Sublandlord and Subtenant shall immediately discontinue all use of the dock doors, and Landlord shall have no liability to Sublandlord or Subtenant arising from such revocation.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have duly executed this Consent Amendment as of the day and above written.
LANDLORD:

1430 SOUTH LOOP OWNER, LLC.
a Delaware limited liability company
By:	/s/ Kevin Pirozzoli
	Name:	Kevin Pirozzoli
	Title:	Vice President
Dated:	February 17, 2026

SUBLANDLORD:

SENTI BIOSCIENCES, INC.
a Delaware corporation
By:	/s/ Tim Lu, M.D., Ph.D.
	Name:	Tim Lu, M.D., Ph.D.
	Title:	Chief Executive Officer
Dated:	February 17, 2026

SUBTENANT:

GENEFAB, LLC,
a Delaware limited liability company
By:	/s/ Philip Janmin Lee
	Name:	Philip Janmin Lee
	Title:	Chief Executive Officer
Dated:	February 9, 2026